Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Leveraged Ruble Basket Notes Due April 2009
Final Term Sheet

Aggregate Principal Amount:	$10,077,000. The Aggregate Principal Amount may be increased prior to the Issue Date and, in that event, additional Notes may be sold at a different Issue Price.

Trade Date:	March 25, 2008

Issue Date:	April 8, 2008

Maturity Date:

April 8, 2009 (the “Stated Maturity Date”) unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day unless it would thereby fall in the next calendar month, in which case the Maturity Date will be the Business Day immediately preceding the Stated Maturity Date.

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial RUB/USD Rate:	23.6450

Initial USD/EUR Rate:	1.5611

Final RUB/USD Rate:

The exchange rate between the Russian ruble and the U.S. dollar expressed as the amount of RUB per USD, as determined by the Calculation Agent by reference to the RUB/USD rate quotation published on the Reuters Screen EMTA page by the Emerging Markets Traders Association on the Determination Date. In the event the RUB/USD rate is not published on the Determination Date, the Calculation Agent will determine the Final RUB/USD Rate on the Determination Date in good faith and in a commercially reasonable manner.

Final USD/EUR Rate:	The exchange rate between the U.S. dollar and the euro expressed as the amount of USD per EUR as determined by the Calculation Agent by reference to the European
Central Bank reference rate at 2:15 p.m. (Central European time) on the Determination Date.

Determination Date:	March 25, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the immediately preceding Business Day.

CUSIP:	00254EEK4

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.